Exhibit 10.1

Final Form

Confidential

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 5, 2022, by and among Domtar Corporation, a Delaware corporation (“Parent”); and Hamblin Watsa Investment Counsel Ltd., a Canadian corporation, in its capacity as investment manager and/or authorized power of attorney in respect of the Covered Shares (as defined below) held by the entities listed on Schedule I hereto (“Stockholder”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Terra Acquisition Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Resolute Forest Products Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing, among other things, for an integrated transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the Merger Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company as the surviving corporation; and

WHEREAS, as a condition of and inducement to Parent’s willingness to enter into the Merger Agreement, Parent and the Merger Sub have required that Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. For the purposes of this Agreement, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement, and other capitalized terms used herein shall have the respective meanings ascribed to them in this Section 1.

“Additional Owned Shares” shall mean all shares of Company Common Stock and any other equity securities of the Company which become beneficially owned by Stockholder, the entities listed on Schedule I, or any of their respective controlled Affiliates, after the date hereof and prior to the Expiration Date.

“Affiliate” shall have the meaning set forth in the Merger Agreement; provided, however, that the Company and its subsidiaries shall not be deemed to be Affiliates of Stockholder or of any of its Affiliates.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

“Beneficial Ownership Disclosure” means the Schedule 13D filed by or on behalf of Stockholder and/or its Affiliates with respect to the Covered Shares, as amended through the date of this Agreement.

“Company Stockholders Meeting” shall have the meaning set forth in Section 2 hereof.

“Covered Shares” shall mean the Owned Shares and Additional Owned Shares.

“Exempt Transfer” means any Transfer of Covered Shares to (i) any member of the Fairfax Group provided that the Stockholder continues to beneficially own the Covered Shares to the same extent or (ii) pursuant to the AVLN Transfer (as further described in the Beneficial Ownership Disclosure) to any member of the Fairfax Group.

“Fairfax Group” means Fairfax Financial Holdings Inc., and its controlled Affiliates.

“knowledge of Stockholder” shall mean the actual knowledge, after reasonable inquiry, of the Chief Risk Officer and General Counsel of Stockholder.

“Owned Shares” shall mean all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by Stockholder, the entities listed on Schedule I, or any of their respective controlled Affiliates, as of the date hereof, as set forth on Schedule I.

“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, and other representatives of such Person and, solely with respect to any Stockholder that is not an individual, any of its controlled Affiliates.

“RiverStone Europe Companies” shall mean RiverStone Corporate Capital Limited and RiverStone Insurance (UK) Limited.

“Term” shall have the meaning set forth in Section 6 hereof.

“Transfer” shall mean, with respect to a security, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. Agreement to Vote. Prior to the Expiration Date, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought (each, a “Company Stockholders Meeting”), Stockholder irrevocably and unconditionally (except as expressly provided herein) agrees that it shall, and shall cause any other holder of record of the Covered Shares to, either (a) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and vote (or cause to be voted) all Covered Shares, or (b) if action is to be taken by written consent in lieu of a Company Stockholders Meeting, execute and deliver a written consent (or cause a written consent to be executed and delivered) covering all Covered Shares (in each case to the extent that the Covered Company Shares are entitled to vote thereon or consent thereto):

(i) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement;

(ii) in favor of any adjournment or postponement recommended by the Company with respect to any Company Stockholders Meeting to the extent permitted or required pursuant to Section 5.3 of the Merger Agreement;

(iii) against any Company Acquisition Proposal;

(iv) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, in each case except as consented to by Parent or as expressly permitted by the Merger Agreement; and

(v) against any proposal, action or agreement submitted to the stockholders of the Company (other than any proposal, action or agreement that is consented to by Parent or is otherwise expressly permitted by the Merger Agreement) that is intended to (A) materially impede, frustrate, interfere with, delay, postpone, prevent or otherwise impair the Merger or the other transactions contemplated by the Merger Agreement or (B) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled. Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

3. No Disposition or Solicitation.

(a) No Disposition. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, prior to the Expiration Date, Stockholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or the beneficial ownership thereof without the prior written consent of Parent, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any beneficial ownership thereof, or (iii) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares other than investment management agreements with, and powers-of-attorney held by, Stockholder, or (iv) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares that is inconsistent with Section 2 hereof. Notwithstanding the foregoing but subject to Section 9(d) hereof, Stockholder may Transfer Covered Shares pursuant to an Exempt Transfer. If any involuntary Transfer of any of the Covered Shares shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect. Any attempted Transfer (including Exempt Transfer) of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void ab initio.

(b) Non-Solicitation. Stockholder has read Section 7.2 of the Merger Agreement and agrees that such Stockholder and its employees and Affiliates will not, directly or indirectly, take any action that would violate Section 7.2 of the Merger Agreement if Stockholder and its employees and Affiliates were deemed Representatives of the Company for purposes of Section 7.2 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict any actions taken by Stockholder or its employees and Affiliates in any such Person’s capacity as a director of the Company, to the extent such actions are permitted or required under Section 7.2 of the Merger Agreement or this Agreement. Notwithstanding anything to the contrary herein, this Agreement shall not restrict the ability of such Stockholder and its Affiliates and their respective Representatives to review and privately discuss with the Company any Acquisition Proposal or Superior Proposal, including to privately discuss and confirm to the Company the willingness of Stockholder to support and sign a voting and support agreement in connection therewith in the event of any termination of the Merger Agreement or Company Adverse Recommendation Change.

4. Additional Agreements.

(a) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares or other securities or rights of the Company by Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by Stockholder.

(b) Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder, on behalf of itself and any other beneficial owner of Covered Shares, hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have and (ii) agrees not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of, any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement (including any claim seeking to enjoin or delay the closing of the Merger) or (B) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby; provided that nothing in this Section 4(b) shall restrict or prohibit Stockholder on behalf of itself and any other beneficial owner of Covered Shares, from asserting (x) its right to receive the Merger Consideration in accordance with the Merger Agreement and the DGCL or any of its other rights under this Agreement or the Merger Agreement or (y) counterclaims or defenses in any proceeding brought or claims asserted against it by Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to this Agreement or the Merger Agreement, or from enforcing its rights under this Agreement.

(c) Communications. Stockholder (i) hereby consents to and authorizes the publication and disclosure by Parent and the Company in any press release or the Proxy Statement (including all documents and schedules filed with the SEC) or other disclosure document required under applicable Law in connection with the Merger Agreement or the transactions contemplated thereby, its identity and ownership of shares of Company Common Stock, the nature of its commitments, arrangements and understandings pursuant to this Agreement and such other information reasonably required under applicable Law in connection with such publication or disclosure (“Stockholder Information”), (ii) hereby agrees to cooperate with Parent and the Company in connection with such filings, including providing Stockholder Information reasonably requested by Parent or the Company and necessary in connection with such filings and (iii) hereby agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such filings. Parent shall provide Stockholder with reasonable advance notice of and opportunity to review and comment on such draft documentation (or excerpts thereof to the extent related to Stockholder and its Affiliates) and consider and take into account all reasonable comments of Stockholder regarding disclosure related to the Stockholder and its affiliates. Parent hereby consents to and authorizes the publication and disclosure by each Stockholder and its Affiliates of this Agreement and any Stockholder Information in any document, schedule or other disclosure required by applicable Law (including any Schedule 13D or other filing with the SEC).

(d) Additional Owned Shares. Stockholder hereby agrees to notify Parent promptly (and in any event within 1 Business Day of filing an amendment to its Schedule 13D) in writing of the number and description of any Additional Owned Shares.

(e) FIRPTA Certificate. Reasonably promptly (and in no event later than 60 days after the Closing Date), Parent shall cause the Company to deliver to each stockholder listed on Schedule II hereof, and to any permitted transferee of such stockholder pursuant to an Exempt Transfer with respect to which Parent has received written notice, a certificate to the effect that such stockholder’s applicable interest in the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder, together with a corresponding notice to the U.S. Internal Revenue Service, which certificate and notice shall be reasonably satisfactory to Stockholder and in accordance with Treasury Regulations Sections 1.897-2(g)(1)(ii)(A) and 1.897-2(h) (such certificate and notice, collectively, a “FIRPTA Certificate”). Parent shall cause Company to authorize each such stockholder to deliver a copy of such certificate and such notice to the U.S. Internal Revenue Service on behalf of the Company within 30 days after such stockholder’s receipt thereof.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a) Ownership of Shares; Investment Power and Control or Direction. As of the date hereof: (i) the entities listed in Schedule I are each the beneficial owners of the Owned Shares set forth opposite their names in Schedule I; and (ii) the Stockholder beneficially owns (namely having voting power and/or investment management power) all of the Owned Shares. The Owned Shares constitute all of the Company Common Stock that may be directed by the Stockholder. Other than the Owned Shares, neither the Stockholder nor any of its Affiliates, beneficially owns, or exercises control or direction over any additional or other capital stock, any other equity securities, or any securities convertible or exchangeable into any additional capital stock or other equity securities, of Company or any of its Affiliates. Except as permitted by this Agreement (including pursuant to an Exempt Transfer), the Owned Shares are now, and at all times prior to the Expiration Date will be, beneficially owned by Stockholder and held by or on behalf of the entities listed in Schedule I, or by a nominee or custodian for the benefit of such entities.

(b) Organization and Qualification. Stockholder is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

(c) Authority. Stockholder has all necessary entity power and authority and legal capacity to execute, deliver and perform all of Stockholder’s obligations under this Agreement, and no other proceedings or actions on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement.

(d) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(e) No Filings; No Conflict or Default. Except for any required filings under applicable securities Laws, the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions and the Exchange Act, and for those Governmental Authorizations identified in Part 3.3(d) of the Company Disclosure Letter, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Stockholder. None of the execution and delivery of this Agreement by Stockholder will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to Stockholder or any of Stockholder’s properties or assets, (iii) constitute a violation by Stockholder of any law or regulation of any jurisdiction applicable to Stockholder, (iv) render Section 203 of the DGCL, or any other state takeover statute or similar statute or regulation, applicable to the Merger, or (v) contravene or conflict with Stockholder’s governing or organizational documents, in each case, except, in the case of clauses (i) through (iv), for any conflict, breach, default or violation described above which would not reasonably be expect to materially impair the ability of Stockholder to perform its obligations under this Agreement.

(f) No Litigation. As of the date hereof, there is no action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Entity that restricts or prohibits (or, if successful, would restrict or prohibit) the beneficial or record ownership of Stockholder’s Covered Shares or that would reasonably be expected to impair the ability of Stockholder to perform its obligations under this Agreement.

(g) No Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Stockholder.

6. Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

(a) Organization and Qualification. Parent is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

(b) Authority. Parent has all necessary corporate power and authority and legal capacity to execute, deliver and perform all of Parent’s obligations under this Agreement, and no other proceedings or actions on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement.

(c) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by Stockholder, constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) No Filings; No Conflict or Default. Except for any required filings under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions and the Exchange Act, and for those Governmental Authorizations identified in Part 3.3(d) of the Company Disclosure Letter, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent. None of the execution and delivery of this Agreement by Parent will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent is a party or by which Parent or any of Parent’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to Parent or any of Parent’s properties or assets, (iii) constitute a violation by Parent of any law or regulation of any jurisdiction, or (iv) contravene or conflict with Parent’s governing or organizational documents, in each case, except, in the case of clauses (i) through (iii), for any conflict, breach, default or violation described above which would not materially impair the ability of Parent to perform its obligations under this Agreement.

(e) No Litigation. As of the date hereof, there is no action, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent at law or in equity before or by any Governmental Entity that restricts or prohibits (or, if successful, would restrict or prohibit) the validity of this Agreement or that would reasonably be expected to impair the ability of Parent to perform its obligations under this Agreement.

(f) Other Voting Agreements. Parent has delivered to Stockholder a complete and accurate copy of each other voting agreement (however characterized) being entered into with stockholders, directors or officers of the Company in connection with the Merger.

(g) No Other Representations. Parent acknowledges and agrees that other than the representations expressly set forth in this Agreement, no Stockholder has made, or is making, any representations or warranties to Parent with respect to the Company, such Stockholder’s ownership of Company Common Stock, the Merger Agreement or any other matter. Parent hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

7. Termination. This Agreement and all rights and obligations of the parties hereunder shall commence on the date hereof and shall terminate upon the earliest to occur of the following (such time, the “Expiration Date”): (a) the mutual agreement of Parent and Stockholder, (b) the Effective Time, (c) the valid termination of the Merger Agreement pursuant to Article IX thereof, (d) a Company Adverse Recommendation Change has occurred as contemplated by Section 7.2 of the Merger Agreement, or (e) without Stockholder’s prior written consent, any amendment to the Merger Agreement that in any way decreases the amount or changes the form of the Merger Consideration, or (f) the occurrence of the End Date; provided that (i) nothing herein shall relieve any party hereto from liability for any Willful Breach of this Agreement and (ii) Section 4(e), Section 6, and Section 9, hereof shall survive any termination of this Agreement; provided that Section 9(b) and Section 9(l) shall only apply to any provisions that survive termination of this Agreement.

8. No Limitation. Nothing in this Agreement shall be construed to prohibit Stockholder or any of Stockholder’s Representatives who is an officer or member of the Company Board from taking any action (or failing to take any action) solely in his or her capacity as an officer or member of the Company Board (or any committee thereof) or from taking any action with respect to any Company Acquisition Proposal as an officer or member of the Company Board (or any committee thereof).

9. Miscellaneous.

(a) Entire Agreement. This Agreement (together with Schedule I) constitutes the entire agreement and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof.

(b) Reasonable Efforts. At the other party’s reasonable request and without further consideration, each party hereto shall use reasonable best efforts to take all such further lawful action as may be reasonably required or necessary to comply with its obligations hereunder.

(c) No Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except in connection with an Exempt Transfer, this Agreement shall not be assignable by any party, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties hereto. Any attempted assignment in violation of the terms of this Section 8(c) shall be null and void ab initio.

(d) Binding Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer (including Exempt Transfer) of the Covered Shares, Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Stockholder and its Affiliates and shall be binding upon any Person to which beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, Stockholder’s heirs, guardians, administrators, Representatives, successors or permitted assigns.

(e) Amendments. This Agreement may be amended at any time prior to the Effective Time (whether before or after receipt of the Company Stockholder Approval) by an instrument in writing signed on behalf of each of the parties hereto.

(f) Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (i) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (ii) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two (2) Business Days after being sent; (iii) if sent by electronic mail, when transmitted (provided that the transmission of the email is promptly confirmed by telephone or response email); and (iv) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent:

Domtar Corporation

234 Kingsley Park Drive

Fort Mill, South Carolina 29715

Attention: Nancy Klembus

  Senior Vice President, General Counsel

  And Corporate Secretary

Email:      Nancy.Klembus@domtar.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Robert M. Katz; Jason Morelli

Email:       Robert.Katz@lw.com; Jason.Morelli@lw.com

if to Stockholder:

Hamblin Watsa Investment Counsel Ltd.$

95 Wellington Street West

Suite 802

Toronto, Ontario, Canada

M5J 2N7$

Attention: Derek Bulas

Email:       dbulas@fairfax.ca

with a copy (which shall not constitute notice) to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, NY 10036

Attention: Michael Horwitz and Mile Kurta

Email:       mhorwitz@torys.com and mkurta@torys.com

(g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(h) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(j) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(k) Applicable Law; Jurisdiction.

(i) This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto (A) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, a federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement; (B) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court; (C) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (D) shall not bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(ii) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. Each of the parties hereto acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9(k).

(l) Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, in the event of any breach or threatened breach by Parent or Stockholder of any covenant or obligation of such party contained in this Agreement, the other parties shall be entitled to obtain (i) an Order of specific performance to enforce the observance and performance of such covenant; and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9(l), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(m) Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

(n) Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(o) Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.

(p) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder or any of the entities listed on Schedule I hereto in the voting of any of the Covered Shares, except as otherwise provided herein.

(q) Capacity as Stockholder. Notwithstanding anything herein to the contrary, Stockholder signs this Agreement solely in its capacity as investment manager of and/or authorized power of attorney in respect of the Covered Shares held by the entities listed in Schedule I, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions (or failure to take any actions) of any Affiliate, director, employee or designee of Stockholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

(r) RiverStone Europe Companies. Notwithstanding any other term of this Agreement, Affiliates of the RiverStone Europe Companies shall not be bound by or subject to the terms of this Agreement in any manner whatsoever.

[Signature page follows]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the date first above written.

DOMTAR CORPORATION

By:
Name:	John D. Williams
Title:	President and CEO

[Signature Page to Voting and Support Agreement]

HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:
Name:	Peter Clarke
Title:	Chief Risk Officer

[Signature Page to Voting and Support Agreement]

SCHEDULE I*

Portfolio Legal Name or other holders**	Shares of Company Common Stock
Wentworth Insurance Company Ltd.	294,600
CRC Reinsurance Limited	1,456,803
Federated Insurance Company of Canada	198,735
Northbridge General Insurance Corporation	2,318,774
Verassure Insurance Company	524,807
United States Fire Insurance Company	4,199,893
The North River Insurance Company	823,731
TIG Insurance Company	746,111
Zenith Insurance Company	8,281,136
Allied World Insurance Company	1,000,000
Allied World Specialty Insurance Company	1,364,610
Brit Reinsurance (Bermuda) Limited	1,719,099
HWIC Global Equity Fund	1,832,041
Fairfax Financial Holdings Master Trust Fund	183,229
RiverStone Corporate Capital Limited***	2,910,400
RiverStone Insurance (UK) Limited***	2,694,221
Total (as of the date hereof)	30,548,190

*	Additional detail set forth in the Beneficial Ownership Disclosure.
**	For purposes of this Agreement, the address for each portfolio is c/o Stockholder, as set forth in Section 9(f).
***

Pursuant to the Asset Value Loan Notes, Stockholder has retained sole control over voting regarding Owned Shares, as described in more detail in the Beneficial Ownership Disclosure and pursuant to a Power of Attorney granted by each of the RiverStone Europe Companies in favor of Stockholder.

SCHEDULE II

1.	Fairfax Financial Holdings Limited
2.	Wentworth Insurance Company Ltd.
3.	Brit Reinsurance (Bermuda) Limited
4.	Federated Insurance Company of Canada
5.	Northbridge General Insurance Corporation
6.	Verassure Insurance Company
7.	CRC Reinsurance Limited
8.	Fairfax Financial Holdings Master Trust Fund
9.	HWIC Global Equity Fund
10.	RiverStone Corporate Capital Limited
11.	RiverStone Insurance (UK) Limited